Exhibit 99.4

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 11, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
REDEMPTION OF 6 7/8% SENIOR NOTES DUE 2013
ST. LOUIS, Aug. 11 — Peabody Energy announced today that it will redeem for cash all of its outstanding 6 7/8% senior notes due 2013 on Sept. 10, 2010 to the extent that such notes are not tendered in connection with the previously announced offer to purchase dated Aug. 11, 2010. In compliance with the terms of the indenture governing the notes, the redemption price is equal to 101.146% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to Sept. 10, 2010.
     The aggregate principal amount outstanding of the notes is $650 million. All notes not tendered and accepted for purchase in the tender offer will be redeemed on Sept. 10, 2010. The redemption of the notes will not change or amend the offer, which is otherwise set to expire at 12:00 midnight, New York City time, on Sept. 8, 2010.
     On and after Sept. 10, 2010, the notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holders will cease, except for the right to receive the redemption price, without interest thereon.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
-End-